Exhibit 99.1
Early Warrant Expiration: Preliminary Notice

Price of Enovix common stock has exceeded $10.50 for five trading days
The earliest expiration date for the Warrants is August 19, 2025
Reserves right to set Alternate Expiration Date for Warrants

FREMONT, Calif., July 28, 2025 -- Enovix Corporation (Nasdaq: ENVX, ENVXW) (“Company” or “Enovix”), a leader in advanced silicon battery technology, today announced that the price of its common stock has exceeded $10.50 for five trading days since the distribution of the warrants to purchase common stock (the “Warrants”), currently traded on Nasdaq under ENVXW. Today’s closing price for Enovix common stock was $15.06 per share, and the Warrants are currently in-the-money based on their $8.75 per share exercise price.

The earliest expiration date for the Warrants is August 19, 2025, subject to Enovix common stock continuing to trade above $10.50 per share.

It is the Company’s intention, subject to the trading price of Enovix common stock continuing to exceed $10.50 for an additional 15 trading days and the Early Expiration Price Condition (defined in the Warrant Agreement) being satisfied, to proceed with the early expiration on, or shortly after, August 19, 2025.

Reservation of Alternate Expiration Date for the Warrants

Enovix is reserving the right to set an Alternate Expiration Date (defined in the Warrant Agreement) that would apply to the Warrants.

Ryan Benton, Chief Financial Officer, stated, “If our stock trades above $10.50 for 20 out of 30 trading days, this notice gives Enovix the right—but not the obligation—to accelerate the expiration date of the Warrants to as early as August 19, 2025. With five trading days already above that level, we’re simply reserving this right in advance. If and when the Early Expiration Date Condition is met, we intend to set the expiration date at the earliest allowable point that also ensures an orderly and fair process for Warrant holders who have not yet exercised before that date. Should that occur, we’ll also issue a follow-on press release to provide advance notice. In the meantime, the Warrants remain exercisable and tradable each day through expiration—and we encourage shareholders to act according to the timeline that best fits their individual circumstances.”

Further Information Relating to the Warrants

For more information relating to the exercise mechanics and other terms of the Warrants, please refer to the materials filed by the Company with the Securities and Exchange Commission (the “SEC”) available at https://www.sec.gov and the information posted on the Company’s website at https://www.enovix.com/enovix-warrant-dividend.

About Enovix Corporation

Enovix is a leader in advancing lithium-ion battery technology with its proprietary cell architecture designed to deliver higher energy density and improved safety. The Company’s breakthrough silicon-anode batteries are engineered to power a wide range of devices from wearable electronics and mobile communications to industrial and electric vehicle applications. Enovix’s technology enables longer battery life and faster charging, supporting the growing global demand for high-performance energy storage. Enovix holds a robust portfolio of issued and pending patents covering its core battery design, manufacturing process, and system integration innovations. For more information, visit https://www.enovix.com.

No Offer or Solicitation

This press release is for informational purposes only and shall not constitute an offer to sell or the solicitation of an offer to buy any securities, nor shall there be any sale of these securities in any state or jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state or jurisdiction.

The issuance of the Warrants has not been registered under the Securities Act of 1933, as amended (the “Securities Act”), as the distribution of a Warrant for no consideration does not constitute a sale of a security under Section 2(a)(3) of the Securities Act. A Form 8-A registration statement and prospectus supplement describing the terms of the Warrants were filed with the SEC and are available on the SEC’s website located at https://www.sec.gov. Holders of Warrants should read the prospectus supplement carefully, including the Risk Factors section included and incorporated by reference therein. This press release contains a general summary of the Warrants. Please read the Warrant Agreement filed as an exhibit to the Company’s Current Report on Form 8-K filed with the SEC on July 21, 2025 as it contains important information about the terms of the Warrants.

Forward‐Looking Statements

This press release contains forward-looking statements within the meaning of Section 27A of the Securities Act and Section 21E of the Securities Exchange Act of 1934, as amended, about us, the Warrants and our business that involve substantial risks and uncertainties. Forward-looking statements generally relate to future events or our future financial or operating performance and can be identified by words such as anticipate, believe, continue, could, estimate, expect, intend, may, might, plan, possible, potential, predict, should, would and similar expressions that convey uncertainty about future events or outcomes. Forward-looking statements in this press release include, without limitation, our expectations regarding the Early Expiration Price Condition, the possibility of electing an Alternate Expiration Date, other terms applicable to the Warrants and the anticipated trading prices of our common stock. Actual results and outcomes could differ materially from these forward-looking statements as a result of certain risks and uncertainties, including, without limitation, those risks and uncertainties and other potential factors set forth in our filings with the SEC, including in the “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” sections of our most recently filed annual report on Form 10-K and quarterly reports on Form 10-Q and other documents that we have filed, or that we will file, with the SEC. For a full discussion of these risks, please refer to Enovix’s filings with the SEC, including its most recent Form 10-K and Form 10-Q, available at https://ir.enovix.com and www.sec.gov. Any forward-looking statements made by us in this press release speak only as of the date on which they are made and subsequent events may cause these expectations to change. We disclaim any obligations to update or alter these forward-looking statements in the future, whether as a result of new information, future events or otherwise, except as required by law.

Investor Contact:
Robert Lahey
ir@enovix.com

Chief Financial Officer:
Ryan Benton
ryan.benton@enovix.com

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